News Release


Investor Contact:

Niels Christensen, 215-986-6651
Niels.Christensen@unisys.com


Media Contact:
Jim Kerr, 215-986-5795
Jim.Kerr@unisys.com


UNISYS ANNOUNCES THIRD-QUARTER 2011 FINANCIAL RESULTS; NET INCOME INCREASES SIGNIFICANTLY ON REVENUE GROWTH

* Revenue grows 6 percent to $1.02 billion; up slightly in constant currency
* Excluding the U.S. Federal business, revenue grows 14 percent
* Services revenue excluding the U.S. Federal business grows 12 percent, led by growth in systems integration and IT outsourcing
* Technology revenue grows 36 percent, driven by higher ClearPath sales
* Operating profit rises 48 percent to $113 million, or 11.1 percent of revenue
* Services operating profit margin of 8.7 percent, up from 8.0 percent in 3Q
2010
* Net income from continuing operations of $79 million, up significantly
* Diluted EPS from continuing operations of $1.63 vs. 50 cents in 3Q 2010
* Free cash flow of $65 million
* Company announces call of the remaining $66 million of 2012 senior notes

BLUE BELL, Pa., October 24, 2011 - Unisys Corporation (NYSE: UIS) today reported third-quarter 2011 net income from continuing operations of $78.6 million, or $1.63 per diluted share, compared with third-quarter 2010 net income from continuing operations of $21.8 million, or 50 cents per diluted share. Revenue in the third quarter of 2011 grew 6 percent to $1.02 billion compared with $961 million in the year-ago quarter. Foreign currency fluctuations had a positive impact on revenue in the quarter of almost 6 percentage points.

"This was a strong quarter for Unisys," said Unisys Chairman and CEO Ed Coleman. "Building on our foundational work to strengthen our competitive and financial position, we grew both total revenue and services revenue and tripled our earnings per share from continuing operations. Strong ClearPath sales, continued growth in our non-U.S. Federal IT outsourcing business, and higher sales of industry solutions within our system integration business more than offset a decline in our U.S. Federal business where market conditions remain challenging.

"We remain focused on achieving our strategic financial goals, delivering innovative products and solutions, and providing consistently high levels of service quality to our customers," Coleman said.

OVERALL COMPANY AND BUSINESS SEGMENT HIGHLIGHTS
Third-quarter 2011 revenue grew 6 percent year-over-year despite a decline in the company's U.S. Federal business. Excluding the U.S. Federal business, overall revenue grew 14 percent when compared to the prior-year period. The company saw revenue growth in all regions except for Latin America outside of Brazil. On a constant currency basis, overall third-quarter 2011 revenue was up slightly over the year-ago period.

Unisys reported a third-quarter 2011 gross profit margin of 27.9 percent, up from 24.7 percent in the year-ago quarter, primarily reflecting higher sales of ClearPath software and servers and a more profitable mix of services revenue. Operating expenses (selling, general and administrative expenses plus research and development) increased 7 percent, largely attributable to currency fluctuations. Unisys reported third-quarter 2011 operating income of $113.0 million, or 11.1 percent of revenue, up from operating income of $76.1 million, or 7.9 percent of revenue, in the third quarter of 2010.

Third-quarter 2011 services revenue increased 2 percent year-over-year despite lower revenue in the company's U.S. Federal business. Excluding the U.S. Federal business, services revenue grew 12 percent from the year-ago quarter, driven by the seventh consecutive quarter of growth in IT outsourcing revenue and by growth in systems integration revenue in the quarter. Services gross profit margin improved to 21.6 percent compared with 20.6 percent a year ago while services operating profit margin improved to 8.7 percent compared with 8.0 percent a year ago.

Services backlog at September 30, 2011 was $5.3 billion, a decrease of 8 percent from September 30, 2010. Third-quarter services orders showed a low double-digit year-over-year decline in the quarter, reflecting lower outsourcing and U.S. Federal orders. Services orders increased mid-single digits sequentially from the second quarter of 2011.

Third-quarter 2011 technology revenue grew 36 percent year-over-year, driven by significantly higher sales of ClearPath software and servers. Reflecting the higher ClearPath sales, technology gross profit margins improved to 57.4 percent compared with 47.5 percent in the year-ago quarter, while technology operating profit margin increased to 25.8 percent compared with 7.4 percent a year ago.

CASH FLOW AND BALANCE SHEET HIGHLIGHTS
Unisys generated $94 million of cash from operations in the third quarter of 2011 compared with $127 million in the year-ago quarter. Capital expenditures in the third quarter of 2011 were $29 million compared with $46 million in the year-ago quarter. The company generated $65 million of free cash flow (cash provided by operations less capital expenditures) compared with free cash flow of $81 million in the year-ago quarter.

At September 30, 2011, Unisys reported $667 million of cash on hand and $445 million of total debt. As part of its debt reduction program, Unisys is calling for redemption its 8% senior notes due October 2012. The $65.9 million of notes will be redeemed in accordance with the provisions of the notes.

CONFERENCE CALL
Unisys will hold a conference call today at 5:30 p.m. Eastern Time to discuss its results. The listen-only Webcast, as well as the accompanying presentation materials, can be accessed via a link on the Unisys Investor Web site at www.unisys.com/investor. Following the call, an audio replay of the Webcast, and accompanying presentation materials, can be accessed through the same link.

ABOUT UNISYS
Unisys is a worldwide information technology company. We provide a portfolio of IT services, software, and technology that solves critical problems for clients. We specialize in helping clients secure their operations, increase the efficiency and utilization of their data centers, enhance support to their end users and constituents, and modernize their enterprise applications. To provide these services and solutions, we bring together offerings and capabilities in outsourcing services, systems integration and consulting services, infrastructure services, maintenance services, and high-end server technology. With approximately 23,000 employees, Unisys serves commercial organizations and government agencies throughout the world. For more information, visit www.unisys.com.


FORWARD-LOOKING STATEMENTS

Any statements contained in this release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, any projections of earnings, revenues, or other financial items; any statements of the company's plans, strategies or objectives for future operations; statements regarding future economic conditions or performance; and any statements of belief or expectation. All forward-looking statements rely on assumptions and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. Risks and uncertainties that could affect the company's future results include the company's ability to drive profitable growth in consulting and systems integration; the company's ability to take on, successfully implement and grow outsourcing operations; market demand for the company's high-end enterprise servers and maintenance on those servers; the potential adverse effects of aggressive competition in the information services and technology marketplace; the company's ability to retain significant clients; the company's ability to effectively anticipate and respond to volatility and rapid technological change in its industry; the adverse effects of global economic conditions; the company's significant pension obligations and potential requirements to make significant cash contributions to its defined benefit pension plans; the success of the company's program to reduce costs, focus its global resources and simplify its business structure; the risks that the company's contracts may not be as profitable as expected or provide the expected level of revenues and that contracts with U.S. governmental agencies may subject it to audits, criminal penalties, sanctions and other expenses and fines; the risk that the company may face damage to its reputation or legal liability if its clients are not satisfied with its services or products; the performance and capabilities of third parties with whom the company has commercial relationships; the risks of doing business internationally when more than half of the company's revenue is derived from international operations; the company's ability to access capital and credit markets to address its liquidity needs; the potential for intellectual property infringement claims to be asserted against the company or its clients; the possibility that pending litigation could affect the company's results of operations or cash flow; the business and financial risk in implementing future dispositions or acquisitions; the company's ability to use its U.S. Federal net operating loss carryforwards and other tax attributes; and the company's consideration of all available information following the end of the quarter and before the filing of the Form 10-Q and the possible impact of this subsequent event information on its financial statements for the reporting period. Additional discussion of factors that could affect the company's future results is contained in its periodic filings with the Securities and Exchange Commission. The company assumes no obligation to update any forward-looking statements.

####

RELEASE NO.: 1024/9070

Unisys is a registered trademark of Unisys Corporation. Any other brands and products referenced herein are acknowledged to be trademarks or registered trademarks of their respective holders.

                        UNISYS CORPORATION
                 CONSOLIDATED STATEMENTS OF INCOME
                            (Unaudited)
                 (Millions, except per share data)

                             Three Months         Nine Months
                          Ended September 30   Ended September 30
                          ------------------   ------------------
                            2011      2010       2011      2010
                          --------  --------   --------  --------
Revenue
  Services                  $876.3    $855.2   $2,519.3  $2,597.7
  Technology                 143.8     105.4      349.2     377.3
                          --------  --------   --------  --------
                           1,020.1     960.6    2,868.5   2,975.0
Costs and expenses
  Cost of revenue:
    Services                 680.0     675.9    2,010.6   2,070.5
    Technology                55.3      47.3      151.2     143.9
                          --------  --------   --------  --------
                             735.3     723.2    2,161.8   2,214.4
Selling, general and
  administrative             153.3     142.4      446.5     458.7
Research and development      18.5      18.9       57.2      60.8
                          --------  --------   --------  --------
                             907.1     884.5    2,665.5   2,733.9
                          --------  --------   --------  --------
Operating profit             113.0      76.1      203.0     241.1

Interest expense              12.5      25.0       51.7      76.8
Other income (expense), net   16.6      (0.2)     (56.6)    (44.6)
                          --------  --------   --------  --------
Income from continuing
  operations before
  income taxes               117.1      50.9       94.7     119.7
Provision for income taxes    33.4      28.2       52.4      52.7
                          --------  --------   --------  --------
Consolidated income before
  discontinued operations     83.7      22.7       42.3      67.0
Income from discontinued
  operations, net of taxes      -        6.5         -       73.2
                          --------  --------   --------  --------
Net income                    83.7      29.2       42.3     140.2
Less: Net income attributable to
  noncontrolling interests     1.0       0.9        6.6       3.3
Less: Preferred stock
  dividends                    4.1        -         9.5        -
                          --------  --------   --------  --------
Net income attributable to
  Unisys Corporation
  common shareholders        $78.6     $28.3      $26.2    $136.9
                          ========  ========   ========  ========
Amounts attributable to Unisys
  Corporation common shareholders
    Income from continuing
    operations, net of tax   $78.6     $21.8      $26.2     $63.7
    Income from discontinued
    operations, net of tax      -        6.5         -       73.2
                          --------  --------   --------  --------
Net income attributable to
  Unisys Corporation
  common shareholders        $78.6     $28.3      $26.2    $136.9
                          ========  ========   ========  ========
Earnings per common share attributable
  to Unisys Corporation
Basic
  Continuing operations    $  1.82    $  .51     $  .61   $  1.50
  Discontinued operations      .00       .15        .00      1.72
                          --------  --------   --------  --------
      Total                $  1.82    $  .66     $  .61   $  3.22
                          ========  ========   ========  ========
Diluted
  Continuing operations    $  1.63    $  .50     $  .60   $  1.47
  Discontinued operations      .00       .15        .00      1.69
                          --------  --------   --------  --------
      Total                $  1.63    $  .65     $  .60   $  3.16
                          ========  ========   ========  ========
Shares used in the per share
  computations (thousands):
  Basic                     43,246    42,620     43,063    42,536
  Diluted                   50,623    43,292     43,635    43,335

                        UNISYS CORPORATION
                          SEGMENT RESULTS
                            (Unaudited)
                             (Millions)

                                 Elimi-
                       Total     nations    Services  Technology
                      --------   --------   --------  ----------
Three Months Ended
September 30, 2011
------------------
Customer revenue      $1,020.1                $876.3      $143.8
Intersegment                       ($26.4)       0.9        25.5
                      --------   --------   --------    --------
Total revenue         $1,020.1     ($26.4)    $877.2      $169.3
                      ========   ========   ========    ========
Gross profit percent     27.9%                 21.6%       57.4%
                      ========              ========    ========
Operating profit
  percent                11.1%                  8.7%       25.8%
                      ========              ========    ========
Three Months Ended
September 30, 2010
------------------
Customer revenue        $960.6                $855.2      $105.4
Intersegment                       ($25.6)       1.2        24.4
                      --------   --------   --------    --------
Total revenue           $960.6     ($25.6)    $856.4      $129.8
                      ========   ========   ========    ========
Gross profit percent     24.7%                 20.6%       47.5%
                      ========              ========    ========
Operating profit
  percent                 7.9%                  8.0%        7.4%
                      ========              ========    ========

Nine Months Ended
September 30, 2011
------------------
Customer revenue      $2,868.5              $2,519.3      $349.2
Intersegment                       ($70.2)       2.7        67.5
                      --------   --------   --------    --------
Total revenue         $2,868.5     ($70.2)  $2,522.0      $416.7
                      ========   ========   ========    ========

Gross profit percent     24.6%                 19.9%       53.1%
                      ========              ========    ========
Operating profit
  percent                 7.1%                  6.7%       14.6%
                      ========              ========    ========
Nine Months Ended
September 30, 2010
------------------
Customer revenue      $2,975.0              $2,597.7      $377.3
Intersegment                       ($84.9)       3.6        81.3
                      --------   --------   --------    --------
Total revenue         $2,975.0     ($84.9)  $2,601.3      $458.6
                      ========   ========   ========    ========

Gross profit percent     25.6%                 19.5%       54.3%
                      ========              ========    ========
Operating profit
  percent                 8.1%                  6.3%       16.9%
                      ========              ========    ========

                        UNISYS CORPORATION
                    CONSOLIDATED BALANCE SHEETS
                            (Unaudited)
                            (Millions)

                                       September 30, December 31,
                                           2011         2010
                                        ----------   ----------
Assets
Current assets
Cash and cash equivalents                   $667.3       $828.3
Accounts and notes receivable, net           696.0        789.7
Inventories
   Parts and finished equipment               35.8         44.8
   Work in process and materials              30.7         44.1
Deferred income taxes                         31.6         40.7
Prepaid expense and other
 current assets                              101.2        127.8
                                        ----------   ----------
Total                                      1,562.6      1,875.4
                                        ----------   ----------
Properties                                 1,293.2      1,339.0
Less accumulated depreciation
  and amortization                         1,093.4      1,119.3
                                        ----------   ----------
Properties, net                              199.8        219.7
                                        ----------   ----------
Outsourcing assets, net                      143.2        162.3
Marketable software, net                     129.7        143.8
Prepaid postretirement assets                 35.4         31.2
Deferred income taxes                        151.0        179.6
Goodwill                                     193.9        197.9
Other long-term assets                       151.3        211.0
                                        ----------   ----------
Total                                     $2,566.9     $3,020.9
                                        ==========   ==========
Liabilities and stockholders' deficit
Current liabilities
Current maturities of long-term debt          $0.9         $0.8
Accounts payable                             236.1        260.7
Deferred revenue                             431.2        556.3
Other accrued liabilities                    429.7        518.9
                                        ----------   ----------
Total                                      1,097.9      1,336.7
                                        ----------   ----------
Long-term debt                               444.4        823.2
Long-term postretirement liabilities       1,388.8      1,509.2
Long-term deferred revenue                   129.0        149.4
Other long-term liabilities                  101.3        136.2
Commitments and contingencies
Total stockholders' deficit                 (594.5)      (933.8)
                                        ----------   ----------
Total                                     $2,566.9     $3,020.9
                                        ==========   ==========

                        UNISYS CORPORATION
               CONSOLIDATED STATEMENT OF CASH FLOWS
                            (Unaudited)
                            (Millions)
                                               Nine Months Ended
                                                 September 30
                                             -------------------
                                               2011       2010
                                             --------   --------
Cash flows from operating activities
Consolidated  income before
 discontinued operations                        $42.3      $67.0
Income from discontinued operations,
 net of taxes                                       -       73.2
Add (deduct) items to reconcile consolidated net
 income to net cash provided by operating activities:
Foreign currency transaction loss                   -       19.9
Loss on debt extinguishment                      77.6        1.4
Employee stock compensation                      12.8        7.3
Company stock issued for U.S. 401(k) plan         9.6          -
Depreciation and amortization of properties      50.8       58.1
Depreciation and amortization of
 outsourcing assets                              48.2       85.4
Amortization of marketable software              50.9       46.5
Disposals of capital assets                       1.0        8.2
Loss (gain) on sale of businesses and assets       .3      (65.7)
Decrease (increase) in deferred
 income taxes, net                               33.4      (11.8)
Decrease (increase) in receivables, net          89.5      (23.2)
Decrease (increase) in inventories               21.3       (2.0)
Decrease in accounts payable
 and other accrued liabilities                 (254.6)     (37.6)
Decrease in other liabilities                   (43.2)     (35.1)
Decrease (increase) in other assets              17.6      (41.7)
Other                                              .2         .1
                                              -------    -------
Net cash provided by operating activities       157.7      150.0
                                              -------    -------
Cash flows from investing activities
 Proceeds from investments                      396.9      317.5
 Purchases of investments                      (394.5)    (316.5)
 Restricted deposits                             30.1       13.9
 Investment in marketable software              (36.9)     (41.8)
 Capital additions of properties                (32.9)     (49.7)
 Capital additions of outsourcing assets        (31.3)     (70.4)
 Net proceeds from sale of
  businesses and assets                         (15.0)     121.2
                                              -------    -------
Net cash used for investing activities          (83.6)     (25.8)
                                              -------    -------
Cash flows from financing activities
 Proceeds from issuance of preferred stock,
  net of issuance costs                         249.7          -
 Payments of long-term debt                    (462.5)     (78.0)
 Dividends paid to noncontrolling interests       (.4)         -
 Dividends paid on preferred shares              (8.1)         -
 Proceeds from exercise of stock options          1.4        1.3
 Financing fees                                  (2.2)       (.1)
                                              -------    -------
Net cash used for financing activities         (222.1)     (76.8)
                                              -------    -------
Effect of exchange rate changes on cash
 and cash equivalents                           (13.0)      (6.3)
                                              -------    -------
(Decrease) increase in cash
  and cash equivalents                         (161.0)      41.1
Cash and cash equivalents, beginning of
 period                                         828.3      647.6
                                              -------    -------
Cash and cash equivalents, end of period       $667.3     $688.7
                                              =======    =======